Exhibit 99.1
FOR RELEASE:	JULY 18, 2012
For more information, contact:
Kirk Whorf, Executive Vice President and Chief Financial Officer
kwhorf@northstatebank.com; 919-645-2707
Larry D. Barbour, President and Chief Executive Officer
919-855-9925

NORTH STATE BANCORP REPORTS
2ND QUARTER EARNINGS

Company reports solid earnings for quarter

RALEIGH, NC … North State Bancorp (OTCBB: NSBC the “Company”), the holding company for North State Bank, reported net income for the quarter ended June 30, 2012 of $583,000, which is $472,000 more than the $111,000 earned for the same period ended June 30, 2011.  Higher non-interest income of $1.9 million, an increase of $1.1 million, excluding securities gains, over the same period in 2011, resulting from expanded mortgage banking activities accounted for the increase while net interest income was steady from the prior period.  These higher fees were partially offset by higher personnel expenses of $2.8 million, an increase of $507,000 over the same period ended June 30, 2011.  Diluted earnings per share were $0.08 for the quarter ended June 30, 2012 compared to $0.01 for 2011.  For the six month period ended June 30, 2012, net income was $819,000, an increase of $505,000 from net income of $314,000 reported for the six month period ended June 30, 2011.

Total assets for the Company as of June 30, 2012 were $677.5 million compared to $638.3 million as of June 30, 2011, an increase of $39.2 million.  Total deposits and total loans as of June 30, 2012, were $607.8 million and $482.8 million, respectively, compared to total deposits and total loans at June 30, 2011, of $566.9 million and $482.7 million, respectively.

North State Bank remains well capitalized with capital ratios well in excess of regulatory minimums to be considered well capitalized.

“While we continue to have challenges as a business and an industry, I am very proud to report these results.  They are the result of our strategic thinking which laid the groundwork for improving financial results.  We have continued to grow core deposits which have increased $37.8 million so far this year.  These deposits are heavily weighted in non-interest bearing accounts and when combined with stable loan outstandings have allowed us to maintain our net interest income and net interest margin. We are not out of these challenging times but we are seeing improvement in earnings and asset quality.” Larry D. Barbour, president and CEO shared in remarks on the Company’s financial results.

Mr. Barbour continued “We remain a well-capitalized bank with strong liquidity funded by a loyal base of core deposits and we remain confident about our future as troubled loans and loan loss reserves decrease.”

Founded in 2000, North State Bank is a full-service community bank, serving Wake and New Hanover Counties through seven full-service offices.

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North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”
www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including changes in real estate values and the real estate market, economic conditions, regulatory changes, changes in interest rates, substantial changes in financial markets, our ability to manage growth, and loss of deposits and loan demand to other savings and financial institutions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

North State Bancorp
Selected Financial Information and Other Data (Unaudited)

As of or for the Three Months Ended	As of or for the Six Months Ended
June 30,	June 30,
2012	2011	2012	2011
(Dollars in thousands, except per share)
Earnings Summary:
Total interest income	$6,594	$6,734	$13,044	$13,814
Total interest expense	1,069	1,349	2,180	2,831
Net interest income	5,525	5,385	10,864	10,983
Provision for loan losses	1,363	1,418	2,894	2,433
Net interest income after provision for loan losses	4,162	3,967	7,970	8,550
Noninterest income	1,910	1,165	3,327	1,908
Noninterest expense	5,192	4,950	10,112	9,952
Income before income taxes	880	182	1,185	506
Income taxes	297	71	366	192
Net income	$583	$111	$819	$314

Share and Per Share Data:
Earnings per share - basic	$0.08	$0.01	$0.11	$0.04
Earnings per share - diluted	$0.08	$0.01	$0.11	$0.04
Tangible book value per share	$5.32	$5.11	$5.32	$5.11
Weighted average shares outstanding:
Basic	7,427,976	7,427,976	7,427,976	7,427,976
Diluted	7,427,976	7,431,682	7,427,976	7,432,884

Financial Condition Period End:
Cash, federal funds sold and due from banks	$49,040	$71,150	$49,040	$71,150
Investment securities	21,021	17,261	21,021	17,261
Loans - held for sale	88,188	47,182	88,188	47,182
Loans	482,825	482,721	482,825	482,721
Less allowance for loan losses	8,355	9,944	8,355	9,944
Other assets	44,829	29,967	44,829	29,967
Total assets	$677,548	$638,337	$677,548	$638,337

Deposits	$607,809	$566,874	$607,809	$566,874
Other borrowings	27,235	30,719	27,235	30,719
Other liabilities	2,877	2,612	2,877	2,612
Shareholders' equity	39,627	38,132	39,627	38,132
Total liabilities and shareholders' equity	$677,548	$638,337	$677,548	$638,337

Financial Condition Average Balances:
Cash, federal funds sold and due from banks	$81,071	$82,137	$79,629	$83,628
Investment securities	14,863	31,024	10,902	23,431
Loans - held for sale	61,969	25,706	55,153	27,182
Loans	478,647	476,060	484,162	485,363
Less allowance for loan losses	9,435	9,421	9,757	9,560
Other assets	43,417	30,812	40,927	31,093
Total assets	$670,532	$636,318	$661,016	$641,137

Deposits	$601,290	$564,146	$592,074	$569,160
Other borrowings	27,249	31,755	27,345	31,730
Other liabilities	1,967	2,333	2,082	2,227
Shareholders' equity	40,026	38,084	39,515	38,020
Total liabilities and shareholders' equity	$670,532	$636,318	$661,016	$641,137

Performance Ratios:
Return on average assets	0.35%	0.07%	0.25%	0.10%
Return on average equity	5.86%	1.17%	4.17%	1.67%
Net interest margin (1)	3.61%	3.70%	3.61%	3.74%
Efficiency ratio	69.83%	75.57%	71.26%	77.20%

Asset Quality Ratios:
Net loan charge-offs to average loans	0.45%	0.17%	0.92%	0.50%
Nonaccrual loans to period-end loans	3.52%	5.54%	3.52%	5.54%
Nonperforming assets to total assets	3.70%	4.68%	3.70%	4.68%
Ratio of allowance for loan losses to nonaccrual loans	0.49	x	0.37	x	0.49	x	0.37	x
Allowance for loan losses to period-end loans	1.73%	2.06%	1.73%	2.06%

Other Data:
Average equity to average assets	5.97%	5.99%	5.98%	5.93%
Total shareholders' equity to assets	5.85%	5.97%	5.85%	5.97%
Number of offices:
Full service banking offices	7	7	7	7
Number of employees (FTEs)	122	112	122	112

Core Earnings (2):
GAAP stated earnings	$583	$111	$819	$314
Less net gains on sale of investment securities	-	329	106	329
Provision for loan losses	1,363	1,418	2,894	2,433
Forecosed asset expense net of rental income	100	561	242	1,052
Taxes	297	71	366	192
Non-GAAP core earnings before tax	$2,343	$1,832	$4,215	$3,662

(1)	Excludes nonaccrual loans
(2)
We define core earnings as operating income before securities gains (losses); loan loss reserves; foreclosed asset valuation write-downs and expense net of rental income; and taxes.  Core earnings is considered a non-GAAP financial measure.  Core earnings do not represent, and should not be considered as, an alternative to net income, as determined in accordance with GAAP.  Our definition of core earnings might not be comparable to similarly titled measures by other companies.  We believe that the presentation of core earnings is useful to investors because it provides important information of our operating performance exclusive of non-recurring expenses of loan loss reserves and foreclosed asset expense and write-downs as well as taxes.